Exhibit 99.1


[GRAPHIC OMITTED]

                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                         REPORTS SECOND QUARTER EARNINGS

         AUSTIN, TEXAS, August 5, 2004 - American Physicians Service Group, Inc. ("APS") (NASDAQ: AMPH) today announced results for the quarter and six months ended June 30, 2004. For the three months ended June 30, 2004, revenues increased to $7,295,000 from $6,969,000 in the year-ago period. Net earnings were $689,000 or $.25 per diluted share, compared to $684,000 or $.30 per diluted share, in the comparable year-ago period. For the six months ended June 30, 2004, revenues increased to $14,585,000 from $13,560,000 in the comparable year-ago period. Net earnings were $1,383,000 or $.49 per diluted share, compared to $1,236,000 or $.55 per diluted share in the comparable year-ago period.
         Ken Shifrin, APS Chairman of the Board stated, "2003 was one of our best years ever and we continue to match that pace in 2004. Last year's performance was lead by our financial services segment and this year our insurance services segment is coming to the forefront with excellent growth and profitability. We are encouraged that income from operations is up over 17% for the quarter and year-to-date periods. Our current earnings per share was affected by the increase in our share price late last year, as options were exercised and unexercised options that were previously underwater are now included in the calculation of diluted shares. We stated last quarter that we expected growth in shares outstanding to slow substantially and that was the case, with diluted average shares outstanding increasing less than 1% since then."
         Mr. Shifrin concluded, "We continue our emphasis on a strong balance sheet. During the quarter ended June 30, we reallocated approximately $1.8 million from working capital, now $8.4 million, to slightly longer term fixed income securities, now $2.7 million, to improve our yield. From this solid base, we continue to examine ways to bring more value to our shareholders."

         APS is a management and financial services firm with subsidiaries that provide medical malpractice insurance services for doctors and brokerage and investment services to institutions and high net worth individuals. The Company is headquartered in Austin, Texas and maintains offices in Dallas and Houston.
         This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company's future results, please see the Company's recent filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations. Copies of the filings are available upon request from the Company's investor relations department.

                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                             SELECTED FINANCIAL DATA
                      (In thousands, except per share data)

                                                              Three Months Ended                   Six Months Ended
                                                                    June 30,                            June 30
                                                             -----------------------            ------------------------
                                                              2004              2003             2004              2003
                                                              ----              ----             ----              ----

Revenues                                                     $7,295            $6,969          $14,585          $13,560
Expenses                                                      6,595             6,224           12,971           11,962
Gain on sale of assets                                           44                 6               56                8
                                                             ------            ------           ------           ------
Operating income                                                744               751            1,670            1,606
Gain on sale of investments                                     218                74              245               89
Gain on forgiveness of debt                                      12                --               75               --
                                                             ------            ------           ------           ------
Income from operations before interest,
income taxes, minority interest and equity in
gain of unconsolidated affiliates                               974               825            1,990            1,695

Interest and other income                                        96                53              171              146
Income tax expense                                              381               387              778              733
Minority interest                                                --                42               --              107
Equity in gain of unconsolidated affiliates                      --               235               --              235
                                                             ------            ------           ------            -----

Net income                                                    $ 689            $  684           $1,383           $1,236
                                                             ======            ======           ======           ======

         Diluted earnings per share:

         Income from operations                               $0.25             $0.30            $0.49           $ .55

         Net income                                           $0.25             $0.30            $0.49           $ .55
                                                              =====             =====            =====           =====

Weighted average shares outstanding (diluted)                 2,791             2,269            2,802           2,247



For further information, visit  APS's  Website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)
Mr. W. H. Hayes, Sr. Vice President - Finance
American Physicians Service Group, Inc.
1301 Capital of Texas Highway, C-300
Austin, Texas  78746
(512) 328-0888